CAMBREX CORPORATION

EXHIBIT 21

Subsidiaries of Registrant

Subsidiary	Incorporated in:

Cambrex Charles City, Inc.	Iowa

Cambrex Profarmaco Milano S.r.l.	Italy

Cambrex Karlskoga AB	Sweden

AS Cambrex Tallinn	Estonia

Cambrex IEP GmbH	Germany

Zenara Pharma Private Limited	India

Cambrex High Point, Inc.	Delaware